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                                                                       EXHIBIT C



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                     AGREEMENT AND PLAN OF RECAPITALIZATION

                                  by and among

                                 FAULDING INC.,

                             FAULDING HOLDINGS INC.

                                       and

                            FH FAULDING & CO. LIMITED

                                   dated as of

                               September 29, 1997







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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I
                              THE RECAPITALIZATION

Section 1.1  Certificate of Amendment........................................  1
Section 1.2  Closing.........................................................  2
Section 1.3  The Amendment...................................................  2
Section 1.4  Payment for Shares..............................................  3
Section 1.5  Company Stock Options...........................................  4

                                   ARTICLE II
                           THE CLASS B PREFERRED STOCK

Section 2.1  Certificate of Amendment for Change of Par Value of
               Class B Preferred Stock ......................................  5
Section 2.2  The Conversion .................................................  5

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1  Organization ...................................................  6
Section 3.2  Capitalization .................................................  6
Section 3.3  Authorization; Validity of Agreement and Certificate
               of Amendment .................................................  7
Section 3.4  No Violations; Consents and Approvals ..........................  8
Section 3.5  SEC Reports and Financial Statements ...........................  9
Section 3.6  Absence of Certain Changes .....................................  9
Section 3.7  Proxy Statement; Information in Schedule 13E-3 ................. 10
Section 3.8  Opinion of Financial Advisor ................................... 10

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                  AND HOLDINGS

Section 4.1  Organization ................................................... 10
Section 4.2  Authorization; Validity of Agreement ........................... 11
Section 4.3  Consents and Approvals; No Violations .......................... 11
Section 4.4  Information in Proxy Statement and Schedule 13E-3 .............. 12


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                                    ARTICLE V
                                    COVENANTS

Section 5.1  Interim Operations of the Company .............................. 13
Section 5.2  Further Action; Reasonable Efforts ............................. 15
Section 5.3  Consents and Approvals ......................................... 16
Section 5.4  Notification of Certain Matters................................. 17
Section 5.5  Publicity ...................................................... 17
Section 5.6  Meeting of Shareholders of the Company ......................... 17
Section 5.7  Directors' and Officers' Insurance and Indemnification.......... 18
Section 5.8  Brokers or Finders ............................................. 19
Section 5.9  Certificates of Amendment ...................................... 19
Section 5.10 Par Value ...................................................... 19

                                   ARTICLE VI
                                   CONDITIONS

Section 6.1  Conditions to Each Party's Obligation To Effect the
               Recapitalization.............................................. 20
Section 6.2  Conditions to the Obligation of the Company to Effect
               the Recapitalization ......................................... 20
Section 6.3  Conditions to Obligations of Parent and Holdings to
               Effect the Recapitalization .................................. 21
Section 6.4  Condition to Each Party's Obligation to Effect the
               Change in Par Value .......................................... 21

                                   ARTICLE VII
                                   TERMINATION

Section 7.1  Termination .................................................... 23
Section 7.2  Effect of Termination .......................................... 24

                                  ARTICLE VIII
                                  MISCELLANEOUS

Section 8.1  Fees and Expenses .............................................. 24
Section 8.2  Amendment; Waiver; Termination ................................. 24
Section 8.3  Nonsurvival of Representations and Warranties .................. 25
Section 8.4  Notices ........................................................ 25
Section 8.5  Interpretation ................................................. 27
Section 8.6  Headings ....................................................... 27
Section 8.7  Counterparts ................................................... 27


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Section 8.8  Entire Agreement; No Third Party Beneficiaries;
               Rights of Ownership .......................................... 27
Section 8.9  Severability ................................................... 27
Section 8.10 Governing Law .................................................. 27
Section 8.11 Assignment ..................................................... 27

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                             TABLE OF DEFINED TERMS

                                                                            Page
                                                                            ----
affiliates .................................................................. 25
Agreement ...................................................................  1
Amendment ...................................................................  1
Amendments ..................................................................  5
Applicable Amount ...........................................................  4
beneficial ownership ........................................................ 25
Board .......................................................................  7
Certificate of Amendment ....................................................  1
Certificates ................................................................  3
Certificates of Amendment ...................................................  5
Class A Preferred Stock .....................................................  6
Class B Preferred Stock .....................................................  6
Closing .....................................................................  2
Closing Date ................................................................  2
Common Stock ................................................................  2
Company .....................................................................  1
Company SEC Documents .......................................................  9
Conversion ..................................................................  5
DGCL ........................................................................  1
Dillon Read ................................................................. 19
Effective Time ..............................................................  2
Exchange Act ................................................................  8
Exchange Agent ..............................................................  3
Fund ........................................................................  3
GAAP ........................................................................  9
Governmental Entity .........................................................  8
Holdings ....................................................................  1
include ..................................................................... 25
Indemnified Parties ......................................................... 18
Laws ........................................................................  8
made available .............................................................. 25
Material Adverse Effect .....................................................  6
New Common Shares ...........................................................  2
Oppenheimer ................................................................. 10
Option Holder ...............................................................  4
Par Value Amendment .........................................................  5
Par Value Certificate of Amendment ..........................................  5
Par Value Effective Time ....................................................  5
Parent ......................................................................  1
Person ......................................................................  6
Pre-Amendment Certificate ...................................................  1

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Pre-Par Value Amendment Certificate .........................................  5
Preferred Stock .............................................................  2
Preferred Stock ............................................................. 29
Proxy Statement ............................................................. 16
Reverse Stock Split .........................................................  2
Schedule 13E-3 .............................................................. 10
Securities Act ..............................................................  9
Special Committee ...........................................................  1
Stock Option ................................................................  4
Subsidiary ..................................................................  6
Transaction Consideration ...................................................  2
Unaffiliated Holders ........................................................  3
without limitation .......................................................... 25

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                     AGREEMENT AND PLAN OF RECAPITALIZATION

          AGREEMENT AND PLAN OF RECAPITALIZATION, dated as of September 29, 1997 (the "Agreement") by and among Faulding Inc., a Delaware corporation (the "Company"), FH Faulding & Co. Limited, a corporation organized under the laws of the State of South Australia, Commonwealth of Australia ("Parent") and Faulding Holdings Inc., a wholly owned subsidiary of Parent and a Delaware corporation ("Holdings").

          WHEREAS, the Board of Directors of the Company upon the recommendation of its special committee of independent directors (the "Special Committee"), and the Boards of Directors of Parent and Holdings have each approved the Amendments (as defined in Section 2.1) and this Agreement and the transactions contemplated thereby and hereby in accordance with the terms, and subject to the conditions, of the Amendments and this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the transactions contemplated by the Amendments and this Agreement upon the terms and subject to the conditions set forth therein and herein and in accordance with the General Corporation Law of the State of Delaware (the "DGCL");

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                     ARTICLE I
                              THE RECAPITALIZATION

          The actions set forth in this Article I, subject to the conditions set forth in Article VI hereof, shall be taken or caused to be taken by the Company as provided in this Article I, and such actions shall be referred to collec-tively as the "Recapitalization."

          Section 1.1 Certificate of Amendment for Recapitalization. At the time of the Closing (as defined in Section 1.2 hereof), the Company shall effect an amendment to its Certificate of Incorporation (the "Amendment") by filing with the Secretary of State of the State of Delaware (the "Secretary of State") a certificate of amendment substantially in the form attached hereto as Exhibit A (the "Certificate of Amendment"), in accordance with applicable provisions of the DGCL and the Company's Certificate of Incorporation as







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theretofore amended and in effect at the time immediately prior to such filing
(the "Pre-Amendment Certificate"). The Recapitalization shall become effective on the date on which, and at the time at which, the Certificate of Amendment has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Certificate of Amendment, and such time is hereinafter referred to as the "Effective Time".

          Section 1.2 Closing. The closing of the Recapitalization (the "Closing") will take place at 10.00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Parker Duryee Rosoff & Haft, 529 Fifth Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

          Section 1.3 The Amendment. The Amendment shall provide for the amendment of the Pre-Amendment Certificate substantially as provided in Sections 1.3(a) through 1.3(b) below.

          (a) Reverse Stock Split. The Amendment shall provide for a reverse stock split (the "Reverse Stock Split") of the Company's Common Stock, par value US$0.01 per share (the "Common Stock"), whereby at the Effective Time each 7,924,385 issued shares of Common Stock shall be combined into one validly issued share of common stock of the Company, the par value per share of which shall be the quotient obtained by dividing (i) the product of (a) the total number of shares of Common Stock issued and outstanding immediately prior to the Effective Time, multiplied by (b) .01, by (ii) the number of shares of new common stock of the Company to be issued and outstanding immediately following the Effective Time ("New Common Shares"). The Amendment will prohibit the issuance of scrip or fractional New Common Shares, but in lieu thereof each person who would otherwise be entitled to receive a fractional New Common Share pursuant to the provisions of the Amendment shall be entitled to receive an amount in cash equal to the product of (x) the number of shares of Common Stock held by such person immediately prior to the Effective Time, multiplied by (y) US$13.50 (the "Transaction Consideration").

          (b) Reduction of Authorized Capital Stock. The Amendment shall provide that the total number of shares of all classes of stock which the Company shall have authority to issue shall be 1,834,190, consisting of 2 New Common Shares and 1,834,188 shares of preferred stock (the "Preferred Stock"). After the Effective Time, the New Common Shares and the Preferred

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Stock shall have the same powers, preferences and rights as the Common Stock and
Preferred Stock, respectively, immediately prior to the Effective Time.

                  Section 1.4  Payment for Shares.

          (a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of shares of Common Stock not beneficially owned by Parent or any of its Subsidiaries (the "Unaffiliated Holders") in connection with the Reverse Stock Split (the "Exchange Agent") to receive the funds, as needed, to which the Unaffiliated Holders of Common Stock shall become entitled pursuant to Section 1.3(a). At the Effective Time, Parent shall deposit or cause to be deposited, in trust with the Exchange Agent, for the benefit of the Unaffiliated Holders, the funds necessary to make the payments contemplated by Section 1.3(a) hereof (the "Fund") as and when certificates which formerly represented shares of Common Stock (the "Certifi-cates") are surrendered. Such funds shall be invested by the Exchange Agent as directed by the Company. All interest earned on such funds shall be paid to the Company. Any amount remaining in the Fund after six months after the Effective Time may be refunded to the Company at its option; provided, however, that the Company shall be liable for any cash payments required to be made thereafter pursuant to Section 1.3(a) hereof, without any interest thereon. Notwithstanding the foregoing, the Company shall not be liable to any former holder of Common Stock for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Fund remaining unclaimed by holders of Certificates as of a date which is immediately prior to such time as such portion would otherwise escheat to or become property of any governmental entity shall, to the extent permitted by applicable law, become the property of the Company, free and clear of any claims or interest of any Person (as defined in Section 3.1 hereof) previously entitled thereto.

          (b) At the Effective Time, Parent will instruct the Exchange Agent to promptly mail to each Unaffiliated Holder of record a form letter of transmittal and instructions for use in effecting the surrender of such Certificate or Certificates which, as a result of the Amendment, represents only the right to receive cash as contemplated by Section 1.3(a) hereof. Such letter of trans-mittal shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of a Certificate to the Exchange Agent and shall be in such form and have such other provisions as the Company may reasonably specify. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed and completed in accordance with the instructions set forth therein, the holder of such Certificate shall be entitled to receive in exchange therefor the Transaction Consideration,

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to be mailed as soon as practicable following the receipt of any such
Certificate and such letter of transmittal, and such Certificate shall forthwith be cancelled. No interest will be paid or accrue on the cash payable upon the surrender of a Certificate. If payment is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of any payment to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Exchange Agent and the Company that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.4, each Certificate held by an Unaffiliated Holder shall be deemed at any time after the Effective Time to represent only the right to receive the Transaction Consideration as contem plated by this Section 1.4.

          (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (as defined in Section 3.1) claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Transaction Consideration deliverable in respect thereof as determined in accordance with Section 1.3(a) hereof, provided that the Person to whom the Transaction Consideration is paid shall, as a condition precedent to the payment thereof, give the Company a bond in such sum as it may direct or otherwise indemnify the Company in a manner satisfactory to it against any claim that may be made against the Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (d) After the Effective Time, the stock transfer books of the Company relating to the Common Stock shall be closed and there shall be no transfers on the stock transfer books of the Company of shares of Common Stock which were outstanding immediately prior to the Effective Time and which, as a result of the Amendment, have been converted into the right to receive cash as contemplated by Section 1.3(a) hereof. If, after the Effective Time, a Certificate is presented to the Company for transfer, it shall be cancelled and exchanged for the Transaction Consideration as provided herein.

          Section 1.5 Company Stock Options. Except as Parent or Holdings and the holder of any option ("Option Holder") to purchase Common Stock ("Stock Option") otherwise agree, the Company shall take all actions necessary to provide that, upon the Effective Time, (i) each outstanding Stock Option, whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each outstanding Stock Option shall be cancelled and

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(iii) in consideration of such cancellation the Company shall pay to each Option
Holder an amount in respect thereof equal to the product of (A) the Applicable Amount, multiplied by (B) the number of shares subject thereto. The term "Applicable Amount" shall mean the excess, if any, of the Transaction Consid-eration over the applicable exercise price of each such Stock Option.

                                     ARTICLE II
                           THE CLASS B PREFERRED STOCK

          Section 2.1 Certificate of Amendment for Change of Par Value of Class B Preferred Stock. Prior to the Closing, the Company shall effect an amendment to its Certificate of Incorporation (the "Par Value Amendment", and together with the Amendment, the "Amendments") so as to change the par value of its Class B Preferred Stock (as defined in Section 3.2) from US$0.01 per share to US$0.10433 per share, by filing with the Secretary of State a certificate of amendment substantially in the form attached hereto as Exhibit B (the "Par Value Certificate of Amendment", and together with the Certificate of Amendment, the "Certificates of Amendment"), in accordance with applicable provisions of the DGCL and the Company's Certificate of Incorporation as theretofore amended and in effect at the time immediately prior to such filing (the "Pre-Par Value Amendment Certificate"). The Par Value Amendment shall become effective on the date on which, and the time at which, the Par Value Certificate of Amendment has been duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Par Value Certificate of Amendment, and such time is hereinafter referred to as the "Par Value Effective Time"; provided, however, that the Par Value Certificate of Amendment shall be filed with the Secretary of State prior to the Certificate of Amendment, and the Par Value Effective Time shall be prior to the Effective Time.

          Section 2.2 The Conversion. Immediately following the Par Value Effective Time, but prior to the Effective Time, Holdings shall convert all of the shares of Class B Preferred Stock that it owns into shares of Common Stock (the "Conversion") in accordance with the applicable provisions of the Pre-Par Value Amendment Certificate and the Certificate of Designation, Preferences and Rights of Class B Preferred Stock.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

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          The Company represents and warrants to Parent and Holdings, as of the date hereof and as of and at the Closing Date, as follows:

          Section 3.1 Organization. Each of the Company and its Subsidiaries (hereinafter defined) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed individually and in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations, financial condition or business prospects (other than those prospects arising as a result of general economic or industry conditions) of the Company and its Subsidiaries, taken as a whole. The term "Subsidiary" means, with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly owned by such Person or such Person's Subsidiaries. The term "Person" means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

          Section 3.2 Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (a) 35,000,000 shares of Common Stock, of which 20,127,188 shares are issued and outstanding and (b) 1,834,188 shares of Preferred Stock, of which (i) 834,188 shares have been designated as Class A Preferred Stock, par value US$0.01 per share (the "Class A Preferred Stock"), none of which are issued and outstanding, and (ii) 150,000 shares have been designated as Class B Preferred Stock, par value US$0.01 per share (the "Class B Preferred Stock"), all of which are issued and outstanding. Following the Conversion but prior to the Effective Time, there shall be 21,692,138 shares of Common Stock issued and outstanding (subject to increases upon the exercise of Stock Options) and no shares of Class B Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and nonassessable. There are no existing (i) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest

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in, the Company or any of its Subsidiaries or securities convertible into or ex-
changeable for such shares or equity interests (other than (A) Stock Options to purchase 875,000 shares of Common Stock (subject to decreases upon the exercise of any such options), (B) prior to the Conversion, the Class B Preferred Stock, and (C) the obligation to issue the New Common Shares to Holdings pursuant to this Agreement), (ii) contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any of its Subsidiaries or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

          Section 3.3 Authorization; Validity of Agreement and Certificate of Amendment.

          (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 6.1(b) hereof, to consummate the transactions contemplated hereby and by the Amendments. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby and by the Amendments have been duly authorized by the Board of Directors of the Company (the "Board") and, other than approval and adoption of the Amendments by the holders of the outstanding shares of Common Stock contemplated by Section 6.1(b) hereof, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and by the Amendments. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by Parent and Holdings, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The Certificates of Amendment have been duly and validly approved, adopted and declared advisable in a resolution of the Board and, when approved by the holders of Common Stock as contemplated by Section 6.1(b) hereof and when filed in accordance with Section 103 of the DGCL, shall become effective in accordance with the DGCL and shall have the effect of amending the Certificate of Incorporation.

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          (b) The Board, at a meeting duly called and held and acting on the unanimous recommendation of the Special Committee, comprised entirely of non-management, non-affiliated independent directors, has (i) unanimously determined that each of the Amendments, this Agreement and the Recapital-ization, including the Reverse Stock Split, are fair to and in the best interests of the Unaffiliated Holders, and (ii) adopted a resolution setting forth the terms of the Amendments and approving, adopting and declaring the advisability of, and recommending the approval by the holders of the Common Stock of, the Amendments and this Agreement and the transactions contemplated thereby and hereby, including the Recapitalization, and such resolution is sufficient to satisfy the provisions of any applicable laws of the State of Delaware.

          Section 3.4 No Violations; Consents and Approvals.

          (a) Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby or by the Amendments will (i) violate any provision of the certificate of incorporation or by-laws of the Company or its Subsidiaries, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting (other than in the case of the employee stock options as provided in Section 1.5 hereof) or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Public Subsidiaries or any of their properties or assets; except in the case of clauses (ii) or (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby or by the Amendments.

          (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or by the Amendments,

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except (i) applicable requirements under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the filing of the Certificate of Amendments with the Secretary of State, and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby or by the Amendments.

          Section 3.5 SEC Reports and Financial Statements. The Company has filed with the SEC, all forms and documents required to be filed by it since June 30, 1994 under the Exchange Act and has heretofore made available to Parent
(i) its Annual Reports on Form 10-K for the years ended June 30, 1995, June 30, 1996 and June 30, 1997, respectively, and (ii) all proxy statements relating to meetings of stockholders of the Company since January 1, 1994 and (iii) all other forms, reports and registration statements filed by the Company with the SEC since January 1, 1994. The documents described in clauses (i)-(iii) above (whether filed before, on or after the date hereof) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise disclosed therein) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of and at the dates thereof or for the periods presented therein.

          Section 3.6 Absence of Certain Changes. Except as contemplated by this Agreement or disclosed in the Company SEC Documents, since the fiscal year ended June 30, 1997, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practices and, since such date, (i) there has not been any material adverse change in the business, assets, liabilities, results of operations, financial condition or business prospects (other than those prospects arising as a result of general economic or industry conditions) of the Company and its Subsidiaries taken as a whole, and (ii) there has not been any change by the Company or any of its Subsidiaries in accounting principles or methods.

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          Section 3.7 Proxy Statement; Information in Schedule 13E-3.

          (a) The Proxy Statement (as defined in Section 5.3(b)) (and any amendment thereof or supplement thereto), including any information incorpo-rated therein by reference, at the date mailed to stockholders of the Company and at the Effective Time, (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by Parent or Holdings relating to Parent or Holdings specifically for inclusion therein.

          (b) The information relating to the Company or the Special Committee, including its financial and legal advisors, provided by the Company specifically for use in any Rule 13e-3 Transaction Statement on Schedule 13E-3 to be filed with the SEC under the Exchange Act in connection with the Recapitalization (the "Schedule 13E-3") (and any amendment thereto or supplement thereof), including any information referred to in Section 3.7(a) which is incorporated by reference therein, at the date filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          Section 3.8 Opinion of Financial Advisor. The Special Committee has received an opinion of Oppenheimer & Co. Inc. ("Oppenheimer") to the effect that, as of the date hereof, the Transaction Consideration to be received by the Unaffiliated Holders is fair, from a financial point of view, to such holders.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                                  AND HOLDINGS

          Parent and Holdings jointly and severally represent and warrant to the Company, as of the date hereof and as of and at the Closing Date, as follows:

          Section 4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of South

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




Australia, Commonwealth of Australia, and Holdings is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

          Section 4.2 Authorization; Validity of Agreement. Each of Parent and Holdings has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and by the Amendments. The execution, delivery and performance by Parent and Holdings of this Agreement and the consummation by Parent and Holdings of the transactions contemplated hereby and by the Amendments have been duly authorized by the respective Boards of Directors of Parent and Holdings and no other corporate proceedings on the part of Parent or Holdings are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Holdings and the consummation by Parent and Holdings of the transactions contemplated hereby and by the Amendments. This Agreement has been duly executed and delivered by Parent and Holdings and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Holdings, enforceable against each of them in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). As of the date hereof, Holdings is the owner of 14,283,820 shares of Common Stock and 150,000 shares of Class B Preferred Stock, and, other than as provided for herein, does not own any other interest in any other shares of the Common Stock or Preferred Stock. Following the Conversion but prior to the Effective Time, Holdings will be the owner of 15,848,770 shares of Common Stock and no shares of Class B Preferred Stock.

          Section 4.3 Consents and Approvals; No Violations.

          (a) Neither the execution, delivery and performance of this Agreement by Parent and Holdings nor the consummation by Parent and Holdings of the transactions contemplated hereby or by the Amendments will (i) violate any provision of the respective certificate of incorporation or by-laws of Parent or Holdings, (ii) conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or to the imposition of any lien) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, lease, license, contract, agreement, plan or other instrument or

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




obligation to which Parent or Holdings is a party or by which any of them or any of their assets may be bound, or (iii) conflict with or violate any Laws applicable to Parent or Holdings or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches, defaults or liens which individually and in the aggregate would not have or result in a material adverse effect on the financial condition of Parent and Holdings, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby or by the Amendments.

          (b) No filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity is re-quired in connection with the execution, delivery and performance of this Agreement by Parent or Holdings or the consummation by Parent or Holdings of the transactions contemplated hereby or by the Amendments, except (i) applicable requirements under the Exchange Act, (ii) the filing of the Certificates of Amendment with the Secretary of State and (iii) such other consents, approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made individually and in the aggregate would not have a material adverse effect on the financial condition of Parent and Holdings, taken as a whole, or materially impair or delay the consummation of the transactions contemplated hereby or by the Amendments.

          Section 4.4 Information in Proxy Statement and Schedule 13E-3.

          (a) The information relating to Parent and/or Holdings supplied by Parent or Holdings specifically for inclusion in the Proxy Statement (and any amendment thereof or supplement thereto), at the date mailed to stockholders of the Company and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) The information relating to Parent and/or Holdings, including its financial and legal advisors, provided by Parent or Holdings specifically for inclusion in the Schedule 13E-3 (and any amendment thereto or supplement thereof), including any information referred to in Section 4.4(a) which is incorporated by reference therein, at the date filed with the SEC, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not mis-leading.

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                                    ARTICLE V
                                    COVENANTS

          Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement or as agreed to in writing by Parent, the Company and its Subsidiaries will each conduct its operations according to its ordinary and usual course of business and consistent with past practice, and the Company and its Subsidiaries will each use its reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers, lessors and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

          (a) amend its Certificate of Incorporation or By-laws;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities, except (i) as required by any employee benefit plan or arrangement as in effect as of the date hereof, (ii) in connection with the Recapitalization, or (iii) in connection with the Conversion, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

          (c) split, combine or reclassify any shares of its capital stock (except in connection with the Recapitalization and the Par Value Amendment), declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for its regular quarterly dividend on the Preferred Stock), or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

          (d) (i) incur or assume any long-term debt or, except in the ordinary course of business consistent with past practice under existing lines of credit, incur or assume any short-term debt (except any trade debt incurred in the ordinary course of business consistent with past practice); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and except for obligations of wholly owned Subsidiaries of the Company which, if incurred by the Company, would be

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




permitted under clause (i) above; (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than to wholly owned Subsidiaries of the Company);

          (e) enter into, adopt or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or (except for normal increases in the ordinary course of business that are consistent with past practices and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company) increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (f) acquire, sell, lease or dispose of any assets outside the ordinary course of business or any assets which in the aggregate are material to the Company and its Subsidiaries taken as a whole or enter into any commitment or transaction outside the ordinary course of business;

          (g) change any of the accounting principles or practices used by it, except as required by generally accepted accounting principles;

          (h) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (i) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) enter into any material contract or agreement other than in the ordinary course of business; (iii) except as previously authorized by the Company and its Board of Directors, authorize any new capital expenditure or expenditures; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this Section 5(i);

          (j) make any material tax election or settle or compromise any material income tax liability;

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




          (k) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries or incurred in the ordinary course of business and consistent with past practice; or

          (l) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(a) through 5.1(k) or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect as of the date when made or as of a future date or would result in any of the conditions set forth in Sections 6.1 or 6.3 not being satisfied.

          Section 5.2 Further Action; Reasonable Efforts.

          (a) Upon the terms and subject to the conditions herein provided, and subject to the fiduciary duties of the Board, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Amendments, including using reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto shall promptly consult with the other parties with respect to, provide any necessary information that is not subject to legal privilege with respect to, and provide the other parties (or their counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby and by the Amendments. Each of the parties hereto shall promptly inform the other of any communication from any Govern-mental Entity regarding any of the transactions contemplated by this Agreement or by the Amendments. If such party receives a request from any such Govern-mental Entity with respect to the transactions contemplated by this Agreement or by the Amendments, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request.

          (b) Parent, Holdings and the Company shall use their respective reasonable efforts to resolve such objections, if any, as may be asserted with

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




respect to the transactions contemplated hereby and by the Amendments under the laws, rules, guidelines or regulations of any Governmental Entity.

          Section 5.3 Consents and Approvals; Proxy Statement; Schedule 13E-3.

          (a) Parent will (i) vote, or cause to be voted, all of the Shares owned by it or Holdings in favor of the approval and adoption of the Amendments and the Recapitalization Agreement and the transactions contemplated thereby and by this Agreement, including the Recapitalization, and (ii) as promptly as practicable after the date hereof and upon the request of the Company, provide the Company with all information concerning Parent or Holdings necessary to be included in the Proxy Statement.

          (b) As promptly as practicable after the date hereof, the Company shall prepare and file with the SEC, and Parent and Holdings shall cooperate with the Company in such preparation and filing, a preliminary proxy statement relating to this Agreement and the Amendments and the transactions contemplated hereby and thereby, and shall furnish the information required, in the reasonable judgment of Parent and the Company, to be included in the Proxy Statement by the Exchange Act and the rules and regulations promulgated thereunder and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive Proxy Statement (the "Proxy Statement") to be mailed to its stockholders.

          (c) The Company, Parent and Holdings shall cooperate with one another in the preparation and filing of the Schedule 13E-3 and shall use all reasonable efforts to promptly obtain and furnish the information required, in the reasonable judgment of Parent and the Company, to be included in the Schedule 13E-3 by the Exchange Act and the rules and regulations promulgated thereunder and to respond promptly to any comments or requests made by the SEC with respect to the Schedule 13E-3. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the
Schedule 13E-3, and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Parent and Holdings each shall correct any information provided by it for use in the Schedule 13E-3 which shall have become, or is, false or misleading.

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




          Section 5.4 Notification of Certain Matters.

          (a) The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of the Company, or of Parent and Holdings, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, and (ii) any material failure of the Company, or of Parent or Holdings, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

          (b) If at any time prior to the Effective Time any event or circumstance relating to the Company or any of its Subsidiaries or affiliates, or their respective officers or directors, should be discovered by the Company that is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and Holdings, and, after consulting with Parent, so supplement the Proxy Statement (subject to the provisions of Section 5.3(b) hereof) and mail such supplement to its stockholders. If at any time prior to the Effective Time any event or circumstance relating to Parent or Holdings or their respective officers or directors, should be discovered by Parent that is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company; and upon receipt of such information the Company shall promptly supplement the Proxy Statement and mail such supple-ment to its stockholders.

          Section 5.5 Publicity. Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Recapitalization, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a securities exchange if all reasonable efforts have been made to consult with the other party.

          Section 5.6 Meeting of Shareholders of the Company. The Company shall as promptly as reasonably practicable take all action necessary in accordance with Delaware law and its Certification of Incorporation and Bylaws duly to call, convene and hold a special meeting of the holders of Common Stock for the purpose of seeking the approval of such holders of the Amendments and the transactions contemplated thereby and by this Agreement. The Company shall, subject to the fiduciary obligations of the Company's directors under applicable law as advised by outside counsel, recommend approval of the Amendments and the transactions contemplated thereby and by

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




this Agreement, including the Recapitalization, use its reasonable efforts to solicit from holders of the Common Stock proxies in favor of the Amendments and the transactions contemplated thereby and by this Agreement, and take such other action as is necessary or advisable to secure the vote of such holders required by Delaware law and under this Agreement to approve the Amendments and effect the transactions contemplated thereby and by this Agreement, including the Recapitalization.

          Section 5.7 Directors' and Officers' Insurance and Indemnification.

          (a) Parent and Holdings agree that all rights to indemnification existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or By-Laws or pursuant to other agreements, or certificates of incorporation or by-laws or similar documents of any of the Company's Subsidiaries, as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, shall survive the Recapitalization and shall continue in full force and effect for a period of six years from and after the Effective Time or longer to the extent required in the Compensation and Indemnification Agreement dated June 16, 1997 between the Company and certain directors of the Company.

          (b) Parent shall maintain the existing officers' and directors' liability insurance applicable to the Indemnified Parties for a period of not less than six years after the Effective Time in relation to actions and omissions occurring prior to the Effective Time; provided, that the Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section in excess of 250% of that which the Company spent on directors' and officers' liability insurance policies during the fiscal year ended June 30, 1997; and provided further, however, that if the annual premiums for such insurance coverage exceed said amount, Parent shall be obligated to obtain a policy with the greatest coverage at a cost which is no greater than 250% of that which the Company spent on directors' and officers' liability insurance policies during the fiscal year ended June 30, 1997.

          (c) With respect to any actions, suits, proceedings or investigations relating hereto or to the transactions contemplated hereby that are commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable efforts vigorously to defend against and respond thereto.

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          (d) In the event that, following the Recapitalization, the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 5.7.

          Section 5.8 Brokers or Finders. Each of Parent and the Company represents, as to itself, its Subsidiaries and its affiliates (other than, in the case of Parent, the Company and its Subsidiaries, and, in the case of the Company, Parent or any of its affiliates, other than the Company and its Subsidiaries), that, with the exception of Dillon, Read & Co., Inc. ("Dillon Read") (in the case of Parent) and Oppenheimer (in the case of the Company), no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finders' fee or any other commission or similar fee in connection with any of the transactions contemplated by the Amendments and this Agreement, and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person, other than by Dillon Read (in the case of Parent) or by Oppenheimer (in the case of the Company), on the basis of any act or statement alleged to have been made by such party or its affiliates.

          Section 5.9 Certificates of Amendment. As soon as practicable following the date hereof, the Company will cause to be filed the Certificates of Amendment pursuant to Section 103 of the DGCL; provided, however, that the Par Value Certificate of Amendment shall be so filed prior to the Certificate of Amendment.

          Section 5.10 Par Value. The Company will take such actions as reasonably requested by Parent or Holdings, including making any amendments to the Proxy Statement, the Schedule 13E-3 or any other document relating to the transactions contemplated by this Agreement and the Amendments, to ensure that the aggregate par value of the shares of Common Stock immediately prior to the Effective Time is equal to the aggregate par value of the shares of New Common Shares immediately following the Effective Time, so long as such actions would not adversely affect the rights of the Unaffiliated Holders under this Agreement.

                                   ARTICLE VI
                                   CONDITIONS

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




          Section 6.1 Conditions to Each Party's Obligation To Effect the Recapitalization. The respective obligation of each party to effect the Recapitalization shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a Governmental Entity and be in effect which prohibits the consummation of the Recapitalization; provided, however, that the parties hereto shall use their reasonable efforts to have any such order, decree or injunction terminated;

          (b) The Amendment and the Recapitalization Agreement and the transactions contemplated thereby and hereby (other than the Par Value Amendment and the transactions contemplated thereby) shall have been approved and adopted by the affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock and (ii) the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon, other than shares of Common Stock held by Parent and its affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act); and

          (c) At the time of the mailing of the Proxy Statement, Oppenheimer shall have reaffirmed in writing the fairness opinion previously prepared and delivered by it to the Special Committee and shall not have withdrawn such fairness opinion prior to the Effective Time.

          Section 6.2 Conditions to the Obligation of the Company to Effect the Recapitalization. The obligation of the Company to effect the Recapitalization is further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Parent and Holdings contained in this Agreement shall be true and correct at and as of the date hereof, and true and correct at and as of the Closing Date as if made at and as of such time, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

          (b) Each of Parent and Holdings shall have performed in all material respects its respective obligations under this Agreement required to be

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




performed by it at or prior to the Closing Date pursuant to the terms hereof;
and

          (c) Other than filing the Certificates of Amendment in accordance with the DGCL, all authorizations, consents and approvals required to be obtained prior to consummation of the Recapitalization shall have been ob-tained, except for such authorizations, consents and approvals the failure of which to be obtained individually or in the aggregate would not result in the prohibition of the payment of the Transaction Consideration to the Unaffiliated Holders.

          Section 6.3 Conditions to Obligations of Parent and Holdings to Effect the Recapitalization. The obligations of Parent and Holdings to effect the Recapitalization are further subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof, and true and correct at and as of the Closing Date as if made at and as of such time, except where the breach or inaccuracy thereof would not, individually or in the aggregate, have a Material Adverse Effect at and as of the Effective Time as if made at and as of such time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

          (b) The Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Closing Date pursuant to the terms hereof;

          (c) The Certificate of Amendment shall have been filed with the Secretary of State in accordance with Section 103 of the DGCL; and

          (d) Other than filing the Certificates of Amendment in accordance with the DGCL, all authorizations, consents and approvals required to be obtained by the Company prior to consummation of the Recapitalization shall have been obtained, except for such authorizations, consents and approvals the failure of which to be obtained individually and in the aggregate would not have or result in the prohibition of the filing of the Certificate of Amendment.

          Section 6.4 Condition to Each Party's Obligation to Effect the Change in Par Value. The respective obligations of each party to effect the transactions contemplated by the Par Value Amendment shall be subject to the satisfaction on or prior to the Closing Date of the condition that the Par Value

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




Amendment and the transactions contemplated thereby shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

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




                                   ARTICLE VII
                                   TERMINATION

          Section 7.1 Termination. Subject to Section 8.2(c), this Agreement may be terminated and the Recapitalization may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

          (a) By the written mutual consent of Parent, Holdings and the Company.

          (b) By either the Company, on the one hand, or Parent and Holdings, on the other hand, if:

          (i) the Recapitalization has not been consummated on or prior to the date which is 150 days from the date hereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Recapitalization to occur on or prior to such date;

          (ii) the stockholders of the Company required to approve and adopt the Amendment and the transactions contemplated thereby fail to approve and adopt the Amendment and the transactions contemplated thereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the stockholders of the Company to approve and adopt the Amendment;

          (iii) prior to the consummation of the Recapitalization, any Governmental Entity shall have issued a statute, order, decree or regulation or taken any other action, in each case permanently restrain-ing, enjoining or otherwise prohibiting the Recapitalization and such statute, order, decree, regulation or other action shall have become final and non-appealable;

          (iv) Oppenheimer shall have withdrawn, modified or amended its fairness opinion.

          (c) By Parent if, prior to the consummation of the Recapitalization, the Board or the Special Committee shall have withdrawn, or modified or changed in any manner adverse to Parent or Holdings its approval, adoption or

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




declaration of advisability of the Amendment or the transactions contemplated thereby, including the Recapitalization, or its recommendation that shareholders of the Company adopt and approve the Amendment and the transactions contemplated thereby, including the Recapitalization.

          Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Holdings or the Company (except as set forth in this Section 7.2 and Sections 5.5, 5.7(c), 5.8 and 8.1 hereof, each which shall survive any termination of this Agreement); provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

          Section 8.1 Fees and Expenses. Except as contemplated by this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

          Section 8.2 Amendment; Waiver; Termination.

          (a) Subject to Section 8.2(c), this Agreement may be amended by the parties hereto at any time before or after approval by the stockholders of the Company of the Agreement and the transactions contemplated hereby, but after any such approval no amendment shall be made without the approval of such stockholders if required by law or if such amendment reduces the Transaction Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would adversely affect the rights of the Unaffiliated Holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (b) Subject to Section 8.2(c), at any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be con-strued as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

          (c) Notwithstanding any provision of this Agreement to the contrary, without the approval of the Special Committee, the Company shall not amend, terminate or waive any right under this Agreement (including any right to terminate or any actual or potential cause of action).

          Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

          Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of ten business days after the day when mailed by certified or registered air mail, postage prepaid, or (d) delivery in person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to the Company, to:

                           Faulding Inc.
                           200 Elmora Avenue
                           Elizabeth, New Jersey 07207
                           U.S.A.
                           Telephone:  (908) 527-9100
                           Facsimile:  (908) 355-7048
                           Attention:  Richard F. Moldin, President
                                       and Chief Executive Officer and
                                       the Special Committee of the

                                       Board of Directors

                           with a copy to:

                           White & Case
                           1155 Avenue of the Americas
                           New York, New York  10036
                           Telephone:  (212) 819-8200
                           Facsimile:  (212) 354-8113
                           Attention:   William F. Wynne, Jr., Esq.

          (b) if to the Parent or Holdings, to:

                           F.H. Faulding & Co. Limited
                           115 Sherriff Street
                           Underdale, South Australia  5032
                           Australia
                           Telephone:  (618) 8205-6500
                           Facsimile:  (618) 8234-8230
                           Attention:  Josephine M. Dundon,
                                       Vice President, Corporate Services

                           with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom (International) Level 26, Colonial Centre
                           52 Martin Place
                           Sydney, N.S.W.  2000
                           Australia
                           Telephone:  (612) 9224-6000
                           Facsimile:  (612) 9224-6044
                           Attention:  Ronald C. Barusch, Esq.

          Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word "affiliates" when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

          Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          Section 8.8 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.7 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, Parent or Holdings may assign this Agreement to any Subsidiary of Parent or Holdings. No such assignment shall relieve either Parent or Holdings of its obligations under this Agreement. Subject to the first sentence of this Section 8.11, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

          IN WITNESS WHEREOF, Parent, Holdings and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                    FAULDING INC.



                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                    FH FAULDING & CO. LIMITED



                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                    FAULDING HOLDINGS INC.



                                    By:
                                       ------------------------------------
                                       Name:
                                       Title:

                                LIST OF EXHIBITS

A.      The Certificate of Amendment

B.      The Par Value Certificate of Amendment

                                                                       EXHIBIT A

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF

                                  FAULDING INC.

                       -----------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                       -----------------------------------


          FAULDING, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: that this Amendment shall provide for a reverse stock split (the "Reverse Stock Split") of the Corporation's common stock, par value $0.01 per share (the "Old Common Stock"), whereby each 7,924,385 issued shares of Old Common Stock shall be combined into one validly issued share of new common stock, the par value per share of which shall be the quotient obtained by dividing (i) the product of (a) the total number of shares of Old Common Stock issued and outstanding immediately prior to the Effective Time, multiplied by
(b) .01, by (ii) the number of shares of new common stock to be issued and outstanding immediately following the Reverse Stock Split (the "Common Stock"). No scrip or fractional shares of the Common Stock will be issued, but in lieu thereof each person who would otherwise be entitled to receive a fractional share of Common Stock shall be entitled to receive an amount in cash equal to the product of (x) the number of shares of Old Common Stock held by such person immediately prior to the time this Amendment becomes effective (the "Effective Time"), multiplied by (y) $13.50.

          SECOND: that this Amendment shall further provide that the total number of shares of all classes of stock which the Company shall have authority to issue shall be 1,834,190, consisting of (i) 2 shares of Common Stock and (ii) 1,834,188 shares of preferred stock (the "Preferred Stock), which shall be com-prised of (a) 834,188 shares of Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), and (b) 1,000,000 shares of additional Preferred Stock (the "Additional Preferred Stock"), of which 150,000 shares shall be designated as Class B Preferred Stock, par value $0.10433 per share (the "Class B Preferred Stock"). After the Effective Time, the Common Stock and the Preferred Stock shall have the same powers, preferences and rights as the Common Stock and Preferred Stock, respectively, immediately prior to the Effective Time.

          THIRD: that the first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation, as amended, is hereby amended so that it shall read as follows:

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,834,190, which shall consist of (i) 2 shares, par value $____ per share,* designated as Common Stock (the "Common Stock"), and (ii) 1,834,188 shares designated as Preferred Stock (the "Preferred Stock"), which shall be comprised of (a) 834,188 shares of Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), and (b) 1,000,000 shares of additional Preferred Stock (the "Additional Preferred Stock"), of which 150,000 shares shall be designated as Class B Preferred Stock, par value $0.10433 per share (the "Class B Preferred Stock"). All cross-references in each Part of this Article FOURTH refer to other Sections in such Article unless otherwise indicated.

          THIRD: that this Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.




---------------
*    The par value of each such share shall be the quotient obtained by dividing
     (i) the product of (a) the total number of shares of Old Common Stock issued and outstanding immediately prior to the Effective Time, multiplied by (b) .01, by (ii) the number of shares of Common Stock to be issued and outstanding as a result of the Reverse Stock Split

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on the __ day of September, 1997, and affirms that the statements contained herein are true under the penalty of perjury.

                                    FAULDING INC.




                                     By:
                                         ----------------------------------
                                             Richard F. Moldin, President
                                             and Chief Executive Officer

ATTEST

By:
    ---------------------------------
       Andrew M. Berdon, Secretary

                                                                       EXHIBIT B

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF

                                  FAULDING INC.

                       -----------------------------------

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                       -----------------------------------


          FAULDING, INC., a Delaware corporation (the "Corporation"), does hereby certify as follows:

          FIRST: that this Amendment shall provide for a change of the par value of the Corporation's Class B Preferred Stock, par value $0.01 per share, from $0.01 per share to $0.10433 per share.

          SECOND: that the first paragraph of Article FOURTH of the Corporation's Certificate of Incorporation, as amended, is hereby amended so that it shall read as follows:

               FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 36,834,188, which shall consist of
          (i) 35,000,000 shares, par value $0.01 per share, designated as Common Stock (the "Common Stock"), and (ii) 1,834,188 shares designated as Preferred Stock (the "Preferred Stock"), which shall be comprised of
          (a) 834,188 shares of Class A Preferred Stock, par value $0.01 per share (the "Class A Preferred Stock"), and (b) 1,000,000 shares of Additional Preferred Stock (the "Additional Preferred Stock"), of which 150,000 shares shall be designated as Class B Preferred Stock, par value $0.10433 per share (the "Class B Preferred Stock"). All cross-references in each Part of this Article FOURTH refer to other Sections in such Article unless otherwise indicated.

          THIRD: that this Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation on the __ day of September, 1997, and affirms that the statements contained herein are true under the penalty of perjury.


                                            FAULDING INC.



                                            By:
                                                --------------------------------
                                                   Richard F. Moldin, President
                                                   and Chief Executive Officer

ATTEST

By:
    -----------------------------------
       Andrew M. Berdon, Secretary